Exhibit 10.2
LANCE, INC.
2008 Three-Year Performance Incentive Plan for Officers and Key Managers

Purposes and Introduction	The 2008 Three-Year Performance Incentive Plan for Officers and Key Managers provides for Stock Options, Restricted Stock and Performance Awards under the Lance, Inc. 2007 Key Employee Incentive Plan (the “Incentive Plan”). Except as otherwise expressly defined herein, capitalized terms shall be as defined in the Incentive Plan.

The primary purposes of the 2008 Three-Year Performance Incentive Plan for Officers and Key Managers (the “2008 Plan”) are to:

• Align officers’ and managers’ interests with those of stockholders by linking a substantial portion of compensation to the price of the Company’s Common Stock and to the Company’s net sales over the 2008 fiscal year based on the Company’s 2008 Operating Plan.

• Provide a way to attract and retain key executives and managers who are critical to Lance’s future success.

• Provide competitive total compensation for executives and managers commensurate with Company performance.

To achieve the maximum motivational impact, the Plan and the awards opportunities will be communicated to participants as soon as practical after the 2008 Plan is approved by the Compensation Committee of the Board of Directors.

Each officer will be assigned a Target Incentive based on market and peer group data and each other participant will be assigned a Target Incentive, stated as a percent of base salary. The Chief Executive Officer is assigned a Target Incentive based on his Employment Agreement. Concurrently with the approval of the 2008 Plan, 35% of the Target Incentive will be awarded in the form of Nonqualified Stock Options and 30% will be awarded in the form of Restricted Stock. The final 35% of the Target Incentive will be in the form of a Performance Award to be settled in shares of Common Stock (with a portion as Restricted Stock) after the end of the 2008 fiscal year (the “Performance Period”), based on the attainment of a predetermined goal.

For 2008, participants will be eligible to earn the Performance Award based on the Company’s Net Sales against the specific goal described below.

Net Sales during the Performance Period is defined as sales and other operating revenue, net of returns, allowances, discounts and other sales deduction items.

Base salary shall be the annual rate of base compensation for the 2008 fiscal year which is in effect on February 21, 2008; provided that for any award intended to satisfy the Performance-Based Exception, base salary shall be the annual rate of base compensation for the fiscal year which is set no later than March 31 of such fiscal year.

Eligibility and Participation	Eligibility in the Plan is limited to Executive Officers and managers in Salary Grade 21 and above who are key to Lance’s success. The Compensation Committee will review and approve participants nominated by the President and Chief Executive Officer. An employee hired or promoted into an eligible position during the Performance Period will not participate in the 2008 Plan. Participation in the 2008 Plan does not guarantee participation in any subsequent long-term incentive plans but will be reevaluated and determined on an annual basis.

Attachment A-1 and Attachment A-2 include the list of 2008 Plan participants approved by the Compensation Committee on February 21, 2008.

Target Incentives and Performance Measure	Each participant will be assigned a Target Incentive as specified above. Participants will be assigned to a Performance Tier by Salary Grade.

Performance Tier	Performance Tier Description
1	Officer
2	Non-Officer Vice President

For the Performance Awards, the 2008 financial performance measure for the Company as a whole is shown below. The goal and related payout are also shown below.

	Threshold	Target	Maximum
Lance, Inc. Net Sales	$770 million	$800 million	$875 million
Award Level Funded	50%	100%	400%

Percent of payout will be determined on a straight line basis between Threshold and Target and between Target and Maximum. There will be no payouts unless the Threshold performance measure is reached.

The performance measure will be communicated to each participant as soon as practicable after it has been established. Final Performance Awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for 2008 and determined the performance level achieved.

The following definitions for the terms Maximum, Target and Threshold should help set the goals for the Performance Period, as well as evaluate the payouts:

• Maximum: Excellent; deserves payout above Target

• Target: Normal or expected performance; deserves Target payout

• Threshold: Lowest level of performance deserving a payout

Attachment A-1 and Attachment A-2 list the Target Incentives for each participant for the 2008 Plan as determined by the Compensation Committee. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Target Incentives, except for Officers, will be calculated by multiplying each participant’s base salary by the appropriate Performance Tiers and percentages, as described below.

Percentage of Base Salary
Performance Tier	for 2008 Target Incentives
2	35-45%

Final Performance Awards will be calculated, paid and granted after the Compensation Committee has reviewed the Company’s audited financial statements for 2008 and determined the performance levels achieved.

Awards	As further specified on Attachment B-1 and Attachment B-2, the Awards under the 2008 Plan shall be as follows:

1. Stock Options. Each participant shall receive Stock Options equal to 35% in value of his or her Target Incentive. The number of Stock Options awarded to each participant will equal the dollar value of the participant’s Stock Option Incentive divided by the Black-Scholes value of the Stock Options, with the result rounded up to the nearest multiple of three shares.

The grant date for Stock Options will be the date the awards are approved by the Compensation Committee and the exercise price will be the Fair Market Value of the Common Stock on the grant date. Each Stock Option will vest in three substantially equal annual installments beginning one year after the date of grant and the term of each Stock Option will be ten years.

2. Restricted Stock. Each participant shall receive Restricted Stock equal to 30% in value of his or her Target Incentive. The number of shares of Restricted Stock awarded to each participant will equal the dollar value of the participant’s Restricted Stock Incentive divided by the closing price of the Common Stock on the date of award, with the results rounded up to the nearest multiple of three shares.

The award date for Restricted Stock will be the date the awards are approved by the Compensation Committee and the value shall be the Fair Market Value of the Common Stock on the award date. Each award of Restricted Stock will vest in three substantially equal annual installments beginning one year after the date of award.

3. Performance Awards. Each participant shall receive a Performance Award equal to 35% in value of his or her Target Incentive.

As a Performance Award, the number of shares of the Company’s Restricted Stock awarded will equal the applicable dollar value divided by the closing price for the Company’s Common Stock on the award date, with the result rounded up to the nearest multiple of three shares. One-third of such shares of Restricted Stock will be fully vested on the award date with an additional one-third vesting one year after the award date and the balance vesting two years after the award date.

For purposes of the 2008 Plan, the award date for shares of Restricted Stock as a Performance Award will be the date established by the Compensation Committee after the applicable performance level has been determined.

Form and Timing of Awards	Awards will be made as soon as practicable after the performance measure is calculated and approved by the Compensation Committee. All awards will be rounded to the nearest multiple of $100 or up to the nearest multiple of three shares, as the case may be.

Change In Status	An employee hired or promoted into an eligible position during the Performance Period will not participate in the 2008 Plan.

Certain Terminations of Employment	1. In the event a participant voluntarily terminates employment (other than Retirement) or is terminated involuntarily before the end of the Performance Period, the participant shall not receive any Performance Award hereunder. In the event of death, Disability or Retirement before the end of the Performance Period, any Performance Award will be determined after the end of the Performance Period based on actual performance and paid out on a pro rata basis all in cash.

If the participant’s employment terminates after the end of the Performance Period but before the applicable award date, then the participant will receive the Performance Award based on the performance results and paid out all in cash.

2. In the event a participant voluntarily terminates employment (other than by Retirement) or is terminated involuntarily or in the event of death, Disability or Retirement, vesting and the post-termination exercise period for Stock Options will be as follows:

Voluntary termination (other than Retirement): Stock Options, whether vested or unvested, cease to be exercisable as of the date of termination.

Involuntary termination: Vested Stock Options will remain exercisable for a period of 30 days following the date of termination (or, if earlier, the original expiration date of the option); unvested Stock Options will be forfeited as of the date of termination.

Death: Stock Options will remain exercisable for a period of one year following the date of death (or, if earlier, the original expiration date of the option); unvested Stock Options will become fully vested as of the date of termination.

Disability: Vested Stock Options will remain exercisable through the original expiration date of the option; unvested Stock Options will become fully vested as of the date of termination.

Retirement: Vested Stock Options will remain exercisable for a period of three years following retirement (or, if earlier, the original expiration date of the option); unvested Stock Options will continue to vest for a period of six months after Retirement and any remaining unvested Stock Options will be forfeited as of such date.

3. In the event a participant voluntarily terminates employment (other than by Retirement) or is terminated involuntarily or in the event of death, Disability or Retirement, vesting for Restricted Stock (including any Restricted Stock granted in connection with a Performance Award following completion of the Performance Period) will be as follows:

Voluntary termination (other than Retirement): Unvested Restricted Stock will be forfeited as of the date of termination.

Involuntary termination: Unvested Restricted Stock will be forfeited as of the date of termination.

Death: Unvested Restricted Stock will become vested pro rata based on the number of full months elapsed on the date of such event since the award date and any remaining unvested Restricted Stock will be forfeited as of such date.

Disability: Unvested Restricted Stock will become vested pro rata based on the number of full months elapsed on the date of such event since the award date and any remaining unvested Restricted Stock will be forfeited as of such date.

Retirement: Unvested Restricted Stock will become vested pro rata based on the number of full months elapsed on the date of such event since the award date and any remaining unvested Restricted Stock will be forfeited as of such date.

“Retirement” is defined under the Incentive Plan to mean the participant’s termination of employment with the Company either (i) after attainment of age 65 or (ii) after attainment of age 55 with the prior consent of the Compensation Committee.

Change In Control	In the event of a Change in Control, (i) unvested Stock Options and unvested Restricted Stock will vest as provided in the Incentive Plan and (ii) for outstanding Performance Awards pro rata payouts will be made all in cash at the greater of (1) Target Incentive or (2) actual results through the closing date with such proration based on the number of days in the Performance Period preceding the closing of the Change in Control transaction. Payouts will be made within 30 days after the relevant transaction has been closed.

Withholding	The Company shall withhold from awards any Federal, foreign, state or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants annually, showing performance results.

Executive Officers	Notwithstanding any provisions to the contrary above, participation, awards and prorations for Executive Officers, including the President and Chief Executive Officer, shall be approved by the Compensation Committee.

Stockholder Approval	The 2008 Plan and the awards hereunder are made pursuant to the Incentive Plan, which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on April 26, 2007.

Governance	The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance measures and goals, final award components and determination and amendments to the Plan. The Committee may adjust any award due to extraordinary events such as acquisitions, dispositions, required accounting adjustments or similar events, all as specified in Section 11(d) of the Incentive Plan; provided, however, that the Committee shall at all times be required to exercise this discretionary power in a manner, and subject to such limitations, as will permit all payments under the Plan to “covered employees,” as defined in Section 162(m) of the Internal Revenue Code, to continue to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. Subject to the foregoing, the decisions of the Committee shall be conclusive and binding on all participants.

Attachment A-1
2008 Three-Year Performance Incentive Plan for Officers

		Target
Name	Title	Incentive
David V. Singer	President and Chief		$1,000,000
	Executive Officer

Rick D. Puckett	Executive Vice President,		$235,000
	Chief Financial Officer,
	Secretary and Treasurer

Glenn A. Patcha	Senior Vice President -		$191,000
	Sales and Marketing

Blake W. Thompson	Senior Vice President -		$178,500
	Supply Chain

Earl D. Leake	Senior Vice President -	$	**
	Human Resources

Margaret E. Wicklund	Vice President, Controller	$	**
	and Assistant Secretary

**	Amounts are omitted for participants other than the Chief Executive Officer, the Chief Financial Officer and the other executive officers who were named in the Summary Compensation Table of the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders.

Attachment B-1
2008 Three-Year Performance Incentive Plan for Officers

			Nonqualified
		Stock Option	Stock		Restricted Stock		Performance Award
Name		Incentive	Options		Awards		Opportunity
David V. Singer		$350,000	99,999		$300,000		$350,000

Rick D. Puckett		$82,250	23,499		$70,500		$82,300

Glenn A. Patcha		$66,850	19,101		$57,300		$66,900

Blake W. Thompson		$62,475	17,850		$53,600		$62,500

Earl D. Leake	$	**	**	$	**	$	**

Margaret E. Wicklund	$	**	**	$	**	$	**

**	Amounts are omitted for participants other than the Chief Executive Officer, the Chief Financial Officer and the other executive officers who were named in the Summary Compensation Table of the Company’s Proxy Statement for the 2008 Annual Meeting of Stockholders.